EXHIBIT 99.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is made effective as of June 1, 2005 (“Effective Date”) at San Diego, California, between WILLIAM H. CHANNELL AND JACQUELINE M. CHANNELL, TRUSTEES OF THE CHANNELL FAMILY TRUST DATED JUNE 29, 1990 (“Lessor”), and CHANNELL COMMERCIAL CORPORATION, a Delaware corporation (“Lessee”), with reference to the following:

R E C I T A L S:

A.                                   Lessor’s predecessor-in-interest and Lessee’s predecessor-in-interest entered into that certain Standard Industrial Lease—Net dated as of December 22, 1989, as amended on May 29 and June 6, 1996 (collectively, “Lease”), pursuant to which Lessee has leased the improved real property addressed at 26040 Ynez Road, Temecula, California (“Premises”). Initially capitalized terms not otherwise defined in this Amendment shall have the same meanings as in the Lease.

B.                                     Lessee has been granted two (2) options (“Extension Options”) to extend the term of the Lease for two (2) consecutive five (5) year periods (i.e., option periods of January 1, 2006 to December 31, 2010 and January 1, 2011 to December 31, 2015).

C.                                     Lessor desires that Lessee concurrently exercise both Extension Options and extend the term of the Lease to December 31, 2015, and Lessee is willing to agree to such exercise, subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, the parties agree that the Lease shall be further amended as set forth herein.

1.                                       Extension of Term. Lessee hereby concurrently exercises both Extension Options and extends the term of the Lease to and including December 31, 2015 (unless soon terminated pursuant to the provisions of the Lease), and Lessor hereby agrees to such exercise. Lessee shall have no other option or further right to extend the term of the Lease.

2.                                       Adjustments to Base Rent. As of the Effective Date, the base rent payable by Lessee pursuant to the Lease is $67,548.35 per month. Monthly base rent shall remain fixed at such rate (i.e., $67,548.35 per month) through December 31, 2005. On January 1, 2006, monthly base rent payable by Lessee shall be increased $4,100.00, to $71,648.35 per month. Such adjustment shall be in lieu of the annual C.P.I.-based adjustment otherwise called for on August 1, 2005 pursuant to Paragraph 4.1 of the Lease. Monthly base rent shall remain fixed, without adjustment, at such rate (i.e., $71,648.35 per month) from January 1, 2006 through July 31, 2007. Annual C.P.I.-based adjustments to monthly base rent shall recommence beginning August 1, 2007 (and each August 1 thereafter during the Lease term, as extended) in accordance with Paragraph 4.1.

3.                                       Miscellaneous.

3.1                                 This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

3.2                                 Except as expressly modified herein, the Lease (as previously modified) shall remain in full force and effect.

Lessor:	/s/ William H. Channell
William H. Channell, Trustee of the Channell Family
Trust dated June 29, 1990

/s/ Jacqueline M. Channell
Jacqueline M. Channell, Trustee of the Channell Family
Trust dated June 29, 1990

Lessee:	CHANNELL COMMERCIAL CORPORATION,
a Delaware corporation

	By	/s/ William H. Channell, Jr

	Its	President and Chief Executive Officer